Exhibit 99.1

FOR IMMEDIATE RELEASE

MAY 11, 2012

CHESAPEAKE ENERGY CORPORATION ENHANCES FINANCIAL FLEXIBILITY

WITH $3.0 BILLION UNSECURED LOAN TO BE REPAID

FROM 2012 ASSET SALES

OKLAHOMA CITY, OKLAHOMA, MAY 11, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has entered into a $3.0 billion unsecured loan from Goldman Sachs Bank USA and affiliates of Jefferies Group, Inc. The net proceeds of the loan, after payment of customary fees and original issue discount (if any), will be utilized to repay borrowings under the company’s existing corporate revolving credit facility.

The new facility, which ranks pari passu to Chesapeake’s outstanding senior notes, matures on December 2, 2017 and may be repaid at any time this year without penalty at par value and carries an initial variable annual interest rate through December 31, 2012 of LIBOR plus 7.0%, which is currently 8.5%, given the 1.5% LIBOR floor in the loan agreement. During the remainder of the year, Chesapeake plans to complete asset sales totaling $9.0-$11.5 billion and intends to use a portion of the proceeds from these asset sales to repay the loan. Chesapeake has received strong interest from prospective buyers of its Permian Basin asset sales process and its Mississippi Lime joint venture process and the company expects to complete these two transactions in the 2012 third quarter.

Management Comments

Aubrey K. McClendon, Chairman and Chief Executive Officer, said, “This short-term loan from Goldman and Jefferies provides us with significant additional financial flexibility as we execute our asset sales during the remainder of 2012.

As previously announced, Chesapeake’s business strategy is evolving in 2012 from the unconventional resource play identification and leasehold capture strategy of the past seven years to a strategy now focused exclusively on developing the 10 core plays in which we have built a #1 or #2 position and on continuing our transition from natural gas to liquids, reducing capital expenditures and paying down long-term debt. We believe Chesapeake has built the nation’s best collection of E&P assets and we are 100% committed to delivering on the very substantial growth and value embedded in these assets for our shareholders through a relentless focus on developing our 10 core plays.”

Conference Call Information

A conference call to discuss this release and our quarterly filing on Form 10-Q has been scheduled for Monday, May 14, 2012 at 8:30 am EDT. The telephone number to access the conference call is 913-312-0956 or toll-free 888-263-2744. The passcode for the call is 3455479. We encourage those who would like to participate in the call to place calls between 8:15 and 8:30 am EDT. For those unable to participate in the conference call, a replay will be

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA (405) 767-4763 jeff.mobley@chk.com	John J. Kilgallon (405) 935-4441 john.kilgallon@chk.com	Michael Kehs (405) 935-2560 michael.kehs@chk.com	Jim Gipson (405) 935-1310 jim.gipson@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

available for audio playback at 1:00 pm EDT on Monday, May 14, 2012 and will run through midnight Monday, May 28, 2012. The number to access the conference call replay is 719-457-0820 or toll-free 888-203-1112. The passcode for the replay is 3455479. The conference call will also be webcast live on Chesapeake’s website at www.chk.com in the “Events” subsection of the “Investors” section of the website. The webcast of the conference call will be available on Chesapeake’s website for one year.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Marcellus, Haynesville, Bossier, and Barnett natural gas shale plays and in the Eagle Ford, Utica, Mississippi Lime, Granite Wash, Cleveland, Tonkawa, Niobrara, Bone Spring, Avalon, Wolfcamp and Wolfberry unconventional liquids plays. The company has also vertically integrated its operations and owns substantial marketing, midstream and oilfield services businesses directly and indirectly through its subsidiaries Chesapeake Energy Marketing Inc., Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM). Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes “forward-looking statements” that give Chesapeake’s current expectations. Although we believe the expectations reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectation expressed. We may be unable to complete our planned asset monetizations as scheduled or at all, and they may not generate the proceeds we are anticipating. In such events, we would be required to seek funds to repay the loan announced today from other sources, including alternative asset monetizations. Our ability to consummate asset monetizations is dependent upon market conditions and other factors beyond our control. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

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